Exhibit 3.1

Articles of Incorporation

Chapter 1 General Provisions

(Company Name)

Article 1

The name of the Company is SFIDA X, Inc., and is expressed in English as SFIDA X, Inc.

(Purpose)

Article 2

The purposes of the Company are to engage in the following businesses:

1.	Internet website production, operation, and maintenance management
2.	Development, sales, management and support of packaged software
3.	Operation and maintenance of hosting services
4.	Planning, operation and maintenance management of Internet portal sites
5.	Planning, production and maintenance management of Internet web content
6.	Sales, construction and maintenance management of information and communication equipment
7.	Sales and maintenance of copiers and office equipment
8.	Telecommunications business as stipulated in the Telecommunications Business Act
9.	Worker dispatch and fee-charging employment placement business
10.	Consulting business
11.	Services related to the collection, processing, and sale of information from communication systems
12.	Various information provision services using the Internet
13.	Software planning, development, sales, maintenance and management
14.	Planning, production, development, operation, sales and commissioning of digital content such as video and music
15.	Planning, production, development, operation, sales and commissioning of Internet applications
16.	Planning, production and advertising agency business related to advertising and publicity
17.	Any and all business incidental or related to the preceding items

(Location of Head Office)

Article 3

The Company shall have its head office in Shinjuku-ku, Tokyo.

(Organizational Bodies)

Article 4

The Company shall have the following organizational bodies in addition to meetings of the shareholders and directors:

1.	Board of directors
2.	Corporate auditors
3.	Board of corporate auditors

(Method of Public Notice)

Article 5.

Public notices by the Company shall be published in a form of electronic public notice. However, in the event that the Company is unable to publish public notices electronically due to an accident or any other unavoidable event, the method of public notice of the Company shall be by publication in the Official Gazette.

Chapter 2 Shares

(Total Number of Shares Authorized for Issuance)

Article 6.

The total number of authorized shares of the Company shall be 24,000,000 shares.

(Issuance of Share Certificates)

Article 7.

Share certificates shall be issued for shares issued by the Company.

(Acquisition of Treasury Shares)

Article 8

The Company may acquire its own shares through market transactions, etc., by a resolution of the board of directors pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(Share Registrar)

Article 9.

1.	The Company shall have a share registrar.
2.	The share registrar and its business office shall be determined by a resolution of the board of directors.
3.	Creating and maintaining the Company’s shareholder register for shares and stock acquisition rights, and other matters related thereto, shall be entrusted to the share registrar, and shall not be conducted by the Company.

(Rules on Handling of Shares)

Article 10.

The handling of shares of the Company and the fees related thereto shall be governed by the share handling guidelines established by the board of directors in addition to laws and regulations and these Articles of Incorporation.

Chapter 3 Meetings of Shareholders

(Convocation)

Article 11.

An annual meeting of shareholders shall be convened within three months from the day following the last day of each fiscal year, and an extraordinary meeting of shareholders shall be convened whenever necessary.

(Record Date of the Annual Meeting of Shareholders)

Article 12.

The record date for voting rights at an annual meeting of shareholders of the Company shall be September 30 of each year.

(Convening Authority and Chairperson)

Article 13.

Unless otherwise provided by laws and regulations, the president and representative director shall convene and preside at meetings of shareholders.

In the absence or disability of the president and representative director, another director shall take his or her place in the order previously determined by the board of directors.

(Method of Resolutions)

Article 14.

1.	Unless otherwise specifically provided by laws and regulations or these Articles of Incorporation, resolutions at a meeting of the shareholders shall be passed by a majority of the votes of shareholders present and entitled to vote at the meeting.
2.	Resolutions set forth in Article 309, Paragraph 2 of the Companies Act shall be passed at a meeting of the shareholders by at least two-thirds of the votes of shareholders present and entitled to vote at the meeting, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their votes.

(Exercise of Voting Rights by Proxy)

Article 15.

1.	A shareholder may exercise voting rights by authorizing another shareholder who has voting rights in the Company as proxy.
2.	In the event of the preceding paragraph, the shareholder or proxy shall submit to the Company a document evidencing the authority for each meeting of shareholders.

(Electronic Delivery, etc.)

Article 16.

1.	At the time of convening a meeting of shareholders, the Company may electronically deliver to its shareholders information concerning matters to be stated in the reference documents for the meeting of shareholders.
2.	The Company may omit from the documents to be delivered to shareholders who have requested delivery in writing by the record date for voting, all or part of the matters specified by the Ministry of Justice as matters subject to electronic delivery.

Chapter IV Directors and Board of Directors

(Number of Directors)

Article 17.

The Company shall have not more than nine (9) directors.

(Election of Directors)

Article 18.

3.	Directors of the Company shall be elected at a meeting of shareholders.
4.	A resolution for the election of directors shall be adopted by a majority vote of the shareholders present at a meeting where the shareholders holding at least one-third of the voting rights of the shareholders who are entitled to exercise their votes at the meeting are present.
5.	No cumulative voting shall be used for a resolution for the election of directors.

(Term of Office)

Article 19.

The term of office of a director shall be until the conclusion of the annual meeting of the shareholders for the fiscal year ending following the election.

(Representative Directors and Executive Directors)

Article 20.

1.	The board of directors shall elect one or more representative directors by a resolution of the board of directors.
2.	The board of directors may elect one (1) executive chairman (torishimariyaku kaicho) and one (1) chief executive officer (torishimariyaku shacho), and may elect a small number of vice-president(s) (torishimariyaku fukushacho), senior managing director(s) (senmu torishimariyaku), and managing director(s) (jomu torishimariyaku).

(Convener and Chairperson)

Article 21.

1.	The chief executive officer shall convene meetings of the shareholders and shall act as the chairman, unless otherwise specifically stipulated in laws and regulations.
2.	In the absence or disability of the chief executive officer, another director shall convene the meeting in the order previously determined by the board of directors and shall act as chairman.

(Notice of Meetings of the Board of Directors)

Article 22.

1.	A notice to convene a meeting of the board of directors shall be given to each director and corporate auditor at least three (3) days before the date set for the meeting, provided, however, in case of emergency, such period may be reduced.
2.	A meeting of the board of directors may be held without the convocation procedures if all directors and corporate auditors give consent thereto.

(Method of Resolutions by the Board of Directors)

Article 23.

Resolutions by the board of directors shall be adopted by a majority of the votes of the directors present at a meeting at which a majority of the directors are present. However, any director who has a special interest in the resolution may not participate in the voting.

(Omission of Resolutions by the Board of Directors)

Article 24

The Company shall deem that a resolution of the board of directors to approve the matters to be resolved at a meeting of the board of directors has been adopted when all directors have consented to the resolution in writing or by electromagnetic record. However, this shall not apply if a corporate auditor objects to the resolution.

(Minutes of Meetings of the Board of Directors)

Article 25

A summary of proceedings and results of board of directors meetings and other matters stipulated by laws and regulations shall be recorded in the meeting minutes, and the directors and corporate auditors present at the meeting shall affix their names and seals thereto or electronically sign the minutes.

(Rules and Regulations of the Board of Directors)

Article 26.

Matters concerning the board of directors shall be governed by the internal rules concerning the board of directors established by the board of directors in addition to laws and regulations and the Articles of Incorporation.

(Compensation)

Article 27

Compensation, bonuses and other financial benefits (hereinafter referred to as the “Compensation”) to be received by directors as consideration for performance of their duties from the Company shall be determined by a resolution at a meeting of the shareholders.

(Limitation of Liability of Directors)

Article 28

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may exempt directors (including former directors) from their liabilities for loss or damage arising from their misconduct to the extent permitted by laws and regulations.
2.	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with directors (excluding executive directors, etc.) to limit their liabilities for damage arising from misconduct, provided, however, that the maximum amount that the Company may limit under such agreement shall be the minimum liability amount stipulated in the laws and regulations.

Chapter V Corporate Auditors and the Board of Corporate Auditors

(Number of Corporate Auditors)

Article 29.

The Company shall have not more than five (5) corporate auditors.

(Election of Corporate Auditors)

Article 30.

1.	Corporate auditors shall be elected by a resolution of the meeting of shareholders.
2.	A resolution for the election of corporate auditors shall be adopted by a majority vote of the shareholders present at a meeting where the shareholders holding at least one-third of the voting rights of the shareholders who are entitled to exercise their votes at the meeting are present.

(Term of Office)

Article 31.

1.	The term of office of a corporate auditors shall be until the conclusion of the annual meeting of the shareholders for the fiscal year ending within four (4) years following the election.
2.	The term of office of a corporate auditor elected to fill a vacancy from a corporate auditor who retires before the expiration of his or her term of office shall expire when the term of office of the retiring corporate auditor expires.

(Full-Time Corporate Auditor)

Article 32.

The board of corporate auditors shall a full-time corporate auditor by a resolution of the board of corporate auditors.

(Notice of Convocation of a Meeting of the Board of Corporate Auditors)

Article 33.

1.	A notice to convene a meeting of the board of corporate auditors shall be given to each corporate auditor at least three (3) days before the date set for the meeting, provided, however, in case of emergency, such period may be reduced.
2.	A meeting of the board of corporate auditors may be held without the convocation procedures if all corporate auditors give consent thereto.

(Method of Resolutions by the Board of Corporate Auditors)

Article 34.

Unless otherwise specifically provided by laws and regulations, resolutions at a meeting of the board of corporate auditors shall be passed by a majority of the votes of corporate auditors.

(Minutes of Meetings of the Board of Statutory Auditors)

Article 35.

A summary of proceedings and results of board of corporate auditors meetings and other matters stipulated by laws and regulations shall be recorded in the meeting minutes, and the corporate auditors present at the meeting shall affix their names and seals thereto or electronically sign the minutes.

(Rules and Regulations of the Board of Corporate Auditors)

Article 36.

Matters concerning the board of corporate auditors shall be governed by the internal rules concerning the board of corporate auditors established by the board of corporate auditors in addition to laws and regulations and the Articles of Incorporation.

(Compensation)

Article 37.

Compensation and other financial benefits to be received by corporate auditors shall be determined by a resolution at a meeting of the shareholders.

(Limitation of Liability of Corporate Auditors)

Article 38.

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may exempt corporate auditors (including former corporate auditors) from their liabilities for loss or damage arising from their misconduct to the extent permitted by laws and regulations.
2.	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with corporate auditors to limit their liabilities for damage arising from misconduct, provided, however, that the maximum amount that the Company may limit under such agreement shall be the minimum liability amount stipulated in the laws and regulations.

Chapter VI Accounts

(Fiscal Year)

Article 39.

The fiscal year of the Company shall begin on October 1 of each year and end on September 30 of the following year.

(Determination of Dividends)

Article 40.

The Company may determine the matters provided for in each item of Article 459, Paragraph 1 of the Companies Act, including dividends from surplus, by a resolution of the board of directors, except as otherwise provided by laws and regulations.

(Record Date for Dividends)

Article 41.

1.	The record date for a year-end dividend of the Company shall be September 30 of each year.
2.	The record date for interim dividends of the Company shall be March 31 of each year.
3.	In addition to the preceding two items, the Company may declare dividends from surplus by specifying a record date.

(Statute of Limitations on Dividends)

Article 42.

If a cash dividend is not received after three (3) full years from the date of commencing payment, the Company shall be exempt from the obligation to pay the cash dividend.

Enacted on March 17, 2009

Amended on June 30, 2015

Amended on December 28, 2015

Amended on May 6, 2016

Amended on August 1, 2016

Amended on February 28, 2018

Amended on October 1, 2018

Amended on December 28, 2018

Amended on July 31, 2019

Amended on October 28, 2019

Amended on July 1, 2022

Amended on June 8, 2023

Amended on July 10, 2023

Amended on September 29, 2023

Amended on May 1, 2025

Amended on June 1, 2025